FOR IMMEDIATE RELEASE
ELKTON, MD
November 6, 2013

Cecil Bank announces the retirement of Mary Halsey
Experienced Virginia Bank Executive Named President and CEO

Mary Halsey informed the Cecil Bank Board of Directors of her intention to retire from the bank, effective immediately.  A 33-year employee of Cecil Bank, Ms. Halsey has served in a number of different capacities in her career including Chief Operating Officer, Chief Executive Officer, President and Vice Chairman of the Board. Under her leadership, Cecil Bank grew from three branches in one county to 13 in Cecil and Harford Counties.  She will remain a consultant to the Bank.

“Mary Halsey has dedicated more than 30 years of her distinguished professional career to Cecil Bank,” stated Cecil Bank Chairman William Cole.   “She remains a steadfast supporter of the Bank and a champion in the community.  The Board is exceptionally grateful to Mary for her tireless dedication to the customers and employees of Cecil Bank.  I look forward to continuing to work with her as she moves on to new challenges and pursuits.”

Dedicated to public service, Ms. Halsey serves on a number of professional and nonprofits boards and commissions.  In March 2008, she was appointed by Maryland Governor Martin O’Malley as a member of the Maryland Transportation Authority Board to serve a three year term. She was subsequently reappointed in 2011 and is currently serving her second term.  In addition, Halsey serves as a board member of Canton Development and Canton Railroad.

“I’ve been thinking about this announcement for more than a year now and it hasn’t been easy,” commented Ms. Halsey.  “I’m excited about the new leadership team at Cecil Bank and that helped my decision tremendously.  While I will continue to lend my assistance to Cecil Bank, I am looking forward to having more time for other projects and interests.”

In addition to her service to the Maryland Transportation Authority, Ms. Halsey is a member of the Board of the Boys and Girls Club of Cecil County.  She has held board seats on the Southeastern Conference of Community Bankers, Inc., the Maryland Bankers Association, and is the former Chairman of the Consumer Education Council.  She has also served as a Trustee of Mt. Aviat Academy, Secretary of the Northern Chesapeake Hospice Foundation, Vice President and Director of the North East Chamber of Commerce, as Director of the Union Hospital of Cecil County Health System, Inc., and Director of the YMCA of Cecil County, Maryland.  Ms. Halsey is a member of Church of the Good Shepherd Parish.

With Halsey’s retirement, Cecil announced the appointment of Terrie G. Spiro as President and CEO of the Bank.  Spiro is an experienced and proven leader in the financial services industry with over 25 years of industry experience in the mid-Atlantic region.  She is a creative, decisive, and profit-driven CEO with public bank holding company experience. Her scope of experience includes founding CEO, bank director, board advisor, turnaround specialist, chief lender, and commercial lender.

She has wide ranging CEO and executive level experience in multi-regional, regional, and community bank environments. Additionally, she has a proven track record of creating shareholder value in both start-up and turnaround activities. Ms. Spiro also serves as a Director of The Jacksonville Bancorp, Inc., (NASDAQ, JAXB) and The Jacksonville Bank, both of which are headquartered in Jacksonville, Florida.

Ms. Spiro will report to the Boards of Cecil Bancorp, Inc. and Cecil Bank.

About Cecil Bank

Cecil Bank is a community bank providing friendly and personal service in Cecil and Harford counties.  Cecil is an equal opportunity employer with 82 employees, 11 convenient offices and approximately $375 million in total assets. Cecil Bancorp, Inc., Cecil Bank's parent is a publicly traded company with quotations available on OTC Bulletin Board under the symbol CECB.  We are proud to be locally owned and managed.  For more information, visit cecilbank.com.

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For additional information, please contact William Cole at (410) 929-2653